Exhibit 99.1

American Financial Group Announces Record

Second Quarter and Six Month Core Net Operating Earnings

Cincinnati, Ohio - August 1, 2006 - American Financial Group, Inc. (NYSE/NASDAQ: AFG) today reported net earnings of $122.9 million ($1.53 per share) for the 2006 second quarter. These results reflect higher earnings from the company's insurance operations, a $25.7 million after-tax gain from the sale of a resort hotel, and the favorable resolution of tax issues. Net earnings for the first six months of 2006 were $224.4 million ($2.80 per share). AFG's net earnings for the three and six month periods of 2005 were $81.6 million ($1.04 per share) and $144.5 million ($1.85 per share), respectively.

Record core net operating earnings of $93.4 million ($1.16 per share) for the 2006 second quarter were up 29% from the comparable period a year earlier, resulting primarily from improved underwriting profit within the specialty property and casualty insurance ("P&C") operations and higher investment income. Record core net operating earnings for the first half of 2006 were $179.9 million ($2.25 per share) compared to $140.5 million ($1.80 per share) for the comparable 2005 period.

AFG's net earnings include certain items that may not be indicative of its ongoing core operations. The following table identifies such items and reconciles net earnings to core net operating earnings, a non-GAAP financial measure that AFG believes is a useful tool for investors and analysts in analyzing ongoing operating trends.
In millions, except per share amounts	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005

Net earnings (see components below)	$ 122.9	$ 81.6	$ 224.4	$ 144.5

Components of net earnings:
Core net operating earnings	$ 93.4	$ 70.5	$ 179.9	$ 140.5

Disposed hotel properties(a)	25.7	.7	25.3	.6
Realized investment gains (losses)	(3.8)	14.0	15.0(b)	8.1
Tax resolution benefit	8.7	-	8.7	-
Other(c)	(1.1)	(3.6)	(4.5)	(4.7)

Net earnings	$ 122.9	$ 81.6	$ 224.4	$ 144.5

Diluted EPS (see components below)	$ 1.53	$ 1.04	$ 2.80	$ 1.85

Components of EPS:
Core net operating earnings	$ 1.16	$ .90	$ 2.25	$ 1.80

Disposed hotel properties(a)	.32	.01	.32	.01
Realized investment gains (losses)	(.05)	.18	.18(b)	.10
Tax resolution benefit	.11	-	.11	-
Other(c)	(.01)	(.05)	(.06)	(.06)

Diluted EPS	$ 1.53	$ 1.04	$ 2.80	$ 1.85

Footnotes a-c are contained in the accompanying Notes To Financial Schedules at the end of this release.

Page Two

Craig Lindner and Carl Lindner III, AFG's Co-Chief Executive Officers, jointly stated: "We continue to see excellent results in our core insurance operations and solid growth in shareholders' equity. At the end of the 2006 second quarter, shareholders' equity (excluding unrealized gains (losses) on fixed maturities) is up 10% from 2005 year-end resulting from strong insurance operating results and income from asset sales. AFG's balance sheet and liquidity position remain very healthy. At the end of the second quarter, our debt-to-capital ratio was below 24%. We are making excellent progress toward meeting the company's objectives for 2006. Based on our results through the 2006 second quarter and the trends in our business, we are increasing our 2006 core earnings guidance to between $4.35 and $4.65 per share."

Business Segment Results

The P&C specialty insurance operations generated an underwriting profit of $76.9 million in the 2006 second quarter, $16.4 million higher than the same quarter a year earlier. The combined ratio was 87.5%, nearly 2 points better than in the 2005 second quarter. These 2006 results include approximately $11.6 million (1.9 points) of catastrophe losses, principally from tornadoes in the Midwest, compared to about $6 million (1 point) of such losses in the 2005 second quarter. Net written premiums for the 2006 second quarter were 9% higher than the same quarter a year earlier. Solid premium growth from the Property and Transportation and Specialty Casualty groups more than offset a decline in the California workers' compensation premiums. Overall average rates in the 2006 second quarter were down about 2% compared with the same prior year period. Excluding the effect of the California workers' compensation rate decline, average rates were up 1%.

Underwriting profit of the P&C specialty insurance operations for the first half of 2006 was $146.7 million, 41% above the 2005 period, reflecting the positive impact of favorable reserve development within the Specialty Casualty and Property and Transportation groups. Net written premiums were 7% above the 2005 period. Further details of the P&C Specialty operations may be found in the accompanying schedules.

The Property and Transportation businesses reported a combined ratio of 86.2% for the 2006 second quarter compared to 80.9% in the 2005 second quarter. This group's underwriting results for the 2006 second quarter include about 4.2 points from the Midwest storm losses compared to about 2 points of catastrophe losses in the same prior year period. Most of the lines of business in this group continue to report excellent profitability. Even though this group's combined ratio of 82.7% for the first half of 2006 is up about a point compared to the 2005 period, its underwriting profit is 8% higher due to profitable premium growth. Net written premiums for the 2006 three and six month periods were 14% higher than in the respective 2005 periods. Excellent growth in the inland marine operations, new premium volume from the 2005 acquisition of Farmers Crop Insurance Alliance and higher commodity prices used to establish crop insurance coverages contributed to this increase.

The California Workers' Compensation business reported excellent profitability with a combined ratio of 78.5% in the 2006 second quarter compared to 75.1% in the same period a year earlier. The 2006 period included 2.2 points of favorable prior year development while the 2005 second quarter included 4.6 points of favorable development. Through the first half of 2006, the combined ratio of 81.2% is up about 1 point compared to the 2005 period. The effects of the California workers' compensation reforms have continued to benefit our results as well as the industry, resulting in lowering workers' compensation costs for employers. Net written premiums for the second quarter and first six months of 2006 were 14% below the 2005 periods, reflecting the effect of significantly lower rates, partly offset by good business retention and new volume growth.

Page Three

The Specialty Casualty group reported an underwriting profit for the 2006 second quarter that was significantly higher than in the 2005 second quarter. Its combined ratio of 85.6% improved 10.2 points compared to the 2005 period. The group's 2006 results included a half of a point of favorable reserve development whereas the prior year period included 6.7 points of unfavorable reserve development primarily in the executive and professional liability operations. Through the first half of this year, this group's combined ratio has improved 7.3 points compared with the same prior year period. The executive liability operation has generated strong underwriting profitability and the excess and surplus and targeted markets businesses have continued to produce superior results. Net written premiums for the 2006 second quarter and six-month period were 9% higher than in each of the respective 2005 periods due primarily to volume growth as well as lower premiums ceded under reinsurance agreements, principally in the executive liability operation and excess and surplus lines.

The Specialty Financial group continued to be profitable through the first half of the year. The group's 2006 second quarter combined ratio of 99.4% was comparable to the 2006 first quarter, and was 9.6 points better than the same prior year period. This improvement reflects a significant reduction in losses from the residual value business which is being placed in run-off as the remaining contracts expire in 2006. Net written premiums for the 2006 second quarter were 15.5% higher than the 2005 second quarter as growth in the surety and fidelity operations and financial institution services more than offset premium declines in the residual value business. Through the first half of the year, net written premiums were up about 6% compared to the same 2005 period.

Carl Lindner III stated: "I am pleased to report that all four of our major specialty groups have sustained their underwriting profitability through mid-year 2006. Through six months, our property and casualty insurance segment achieved a record combined ratio of 87.7%. The net premium growth rate thus far is at the high end of our stated expectations of between 5% to 7%. I am optimistic that we can exceed our previous growth expectations and achieve a high single digit to low double-digit growth rate through the remainder of the year. These are terrific results and spotlight the strength of our operations in executing our strategy of profitable growth. In this competitive market, I am encouraged by the stability of our overall rate levels and believe we can continue to generate appropriate returns to enhance shareholder value."

The Annuity and Supplemental Insurance Group, managed by Great American Financial Resources, Inc. ("GAFRI"), reported, in their separate earnings release today, core net operating earnings of $18.2 million for the 2006 second quarter compared to $16.1 million for the 2005 second quarter, which exclude $7.6 million in net earnings of the Puerto Rican subsidiary ("GA-PR") that was sold in January 2006. Core net operating earnings for the first six months of 2006 were $37.0 million compared to $30.5 million for the same 2005 period, which exclude $11.2 million of GA-PR net earnings. These increases reflect improvements in the fixed annuity and runoff life operations, as well as the investment of the dividends received in 2005 from GA-PR and proceeds related to the sale of that company. These items more than offset a decrease in earnings in the supplemental insurance operations. AFG's core net operating earnings include its share of GA-PR's results through the date of sale.

Statutory premiums of nearly $370 million in the second quarter of 2006 were 43% higher than in the second quarter of 2005. This increase primarily reflects the re-entering of the indexed-annuity market, beginning in the second quarter of 2005, as well as higher premiums in the 403(b) annuity segment. Premiums in the first six months of 2006 were 12% higher than the first six months of 2005. Premiums in the 2005 period included approximately $100 million of traditional fixed annuity premiums received in January 2005 from policyholders of an unaffiliated company in rehabilitation who chose to transfer their funds to GAFRI. Excluding the $100 million, GAFRI's premiums in the first six months of 2006 were 34% higher than the same period in 2005, also due primarily to re-entering the indexed-annuity market and higher 403(b) annuity sales.

Page Four

Craig Lindner commented, "Our strong results over the last several years have allowed us to strengthen our balance sheet. We continue to seek opportunities to utilize excess capital to expand our core businesses. The pending acquisition of Ceres Group is one example of this strategy. Furthermore, our overall premium increase for the first six months is evidence of the strength of our agency force and the excellent growth in our indexed-annuity premiums demonstrate our ability to successfully introduce new products through both new and existing distribution."

A reconciliation of this group's "core net operating earnings", a non-GAAP measure, to net income as well as further details may also be found in the earnings release issued today by Great American Financial Resources, Inc. (NYSE:GFR). AFG owns 81% of GFR common stock and a proportional share of its earnings is included in AFG's results.

About American Financial Group, Inc.

Through the operations of the Great American Insurance Group, AFG is engaged primarily in property and casualty insurance, focusing on specialized commercial products for businesses, and in the sale of retirement annuities and supplemental insurance products.

Forward Looking Statements

This press release contains certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements in this press release not dealing with historical results are forward-looking and are based on estimates, assumptions and projections. Examples of such forward-looking statements include statements relating to: the Company's expectations concerning market and other conditions and their effect on future premiums, revenues, earnings and investment activities; recoverability of asset values; expected losses and the adequacy of reserves for asbestos, environmental pollution and mass tort claims; rate changes and improved loss experience.

Actual results could differ materially from those expected by AFG depending on certain factors including but not limited to: the unpredictability of possible future litigation if certain settlements do not become effective, changes in economic conditions including interest rates, performance of securities markets, the availability of capital, regulatory actions and changes in the legal environment affecting AFG or its customers, tax law changes, levels of natural catastrophes, terrorist activities, including any nuclear, biological, chemical or radiological events, incidents of war and other major losses, development of insurance loss reserves and other reserves, particularly with respect to amounts associated with asbestos and environmental claims, availability of reinsurance and ability of reinsurers to pay their obligations, trends in persistency, mortality and morbidity, competitive pressures, including the ability to obtain adequate rates, and changes in debt and claims paying ratings.

Page Five

Conference Call

The company will hold a conference call to discuss 2006 second quarter results at 10:00 a.m. (EDT) tomorrow, Wednesday, August 2, 2006. Toll-free telephone access will be available by dialing 1-866-713-8562 (international dial in 617-597-5310). Please dial in five to ten minutes prior to the scheduled start time of the call. A replay of the call will also be available at approximately 12:00 p.m. (EDT) on August 2, 2006 until 11:59 p.m. on August 9, 2006. To listen to the replay, dial 1-888-286-8010 (international dial in 617-801-6888) and provide the confirmation code 94881053. The conference call will also be broadcast over the Internet. To listen to the call via the Internet, go to AFG's website, www.afginc.com, and follow the instructions at the Webcast link within the Investor Relations section.

Contact:	Anne N. Watson	Web Sites: www.afginc.com
	Vice President-Investor Relations	www.GreatAmericanInsurance.com
(513) 579-6652

-o0o-

(Financial summaries follow)

This earnings release and additional Financial Supplements are available in the Investor Relations section of AFG's web site: www.afginc.com.

AMERICAN FINANCIAL GROUP, INC. AND SUBSIDIARIES

SUMMARY OF EARNINGS

(In Millions, Except Per Share Data)
	Three months ended June 30,		Six months ended June 30,
	2006	2005	2006	2005
Revenues
P&C insurance premiums	$ 615.0	$ 575.3	$1,194.1	$ 1,124.4
Life, accident & health premiums	75.5	92.4	157.6	184.4
Investment income	233.5	212.5	465.4	426.7
Realized investment gains (losses)	(7.5)	22.1	22.3(d)	16.6
Other income	78.5	81.7	151.7	158.0
	995.0	984.0	1,991.1	1,910.1
Costs and expenses(e)
P&C insurance losses & expenses	542.0	516.2	1,052.4	1,023.5
Annuity, life, accident & health Benefits & expenses	180.8	186.5	364.8	371.7
Interest & other financing expenses	17.1	20.1	35.6	39.6
Other expenses	108.5	113.0	221.9	222.6
	848.4	835.8	1,674.7	1,657.4
Operating earnings before income taxes	146.6	148.2	316.4	252.7
Related income taxes	41.7	54.1	101.3	89.3

Net operating earnings	104.9	94.1	215.1	163.4
Minority interest expense	(7.2)	(8.8)	(15.0)	(14.7)
Investee losses, net of tax	(.5)	(4.4)	(1.0)	(4.8)
Earnings from continuing operations	97.2	80.9	199.1	143.9
Discontinued operations(f)	25.7	.7	25.3	.6

Net earnings	$ 122.9	$ 81.6	$ 224.4	$ 144.5

Diluted Earnings per Common Share	$ 1.53	$ 1.04	$ 2.80	$ 1.85

Average number of Diluted Shares	80.3	78.2	79.8	78.0

	June 30,	December 31,
Selected Balance Sheet Data:	2006	2005
Total Cash and Investments	$16,399	$16,224
Long-term Debt, Including
Payable to Subsidiary Trusts	$ 902	$ 1,000
Shareholders' Equity	$ 2,475	$ 2,458
Shareholders' Equity (Excluding unrealized gains (losses) on fixed maturities)	$ 2,678	$ 2,442
Book Value Per Share	$ 31.50	$ 31.48
Book Value Per Share (Excluding unrealized gains (losses) on fixed maturities)	$ 34.08	$ 31.28
Common Shares Outstanding	78.6	78.1

Footnotes are contained in the accompanying Notes to Financial Schedules.

AMERICAN FINANCIAL GROUP, INC.

P&C SPECIALTY GROUP UNDERWRITING RESULTS

(In Millions)
	Three months ended June 30,		Pct. Change	Six months ended June 30,		Pct. Change
	2006	2005		2006	2005

Gross written premiums	$ 980	$ 890	10%	$1,874	$1,746	7%

Net written premiums	$ 672	$ 615	9%	$1,295	$1,208	7%

Ratios (GAAP):
Loss & LAE ratio	60.2%	62.1%		59.2%	62.8%
Expense ratio	27.1%	27.2%		28.4%	27.9%
Policyholder dividend ratio	.2%	.1%		.1%	.1%

Combined Ratio	87.5%	89.4%		87.7%	90.8%

Supplemental:
Gross Written Premiums:
Property & Transportation	$ 400	$ 313	28%	$ 718	$ 590	22%
Specialty Casualty	367	363	1%	742	721	3%
Specialty Financial	135	119	13%	254	235	8%
California Workers' Compensation	75	92	(18%)	160	196	(18%)
Other	3	3	-	-	4	NA
	$ 980	$ 890	10%	$1,874	$1,746	7%

Net Written Premiums:
Property & Transportation	$ 268	$ 235	14%	$ 499	$ 438	14%
Specialty Casualty	206	189	9%	408	375	9%
Specialty Financial	104	91	16%	197	187	6%
California Workers' Compensation	71	83	(14%)	151	176	(14%)
Other	23	17	26%	40	32	24%
	$ 672	$ 615	9%	$1,295	$1,208	7%

Combined Ratio (GAAP):
Property & Transportation	86.2%	80.9%		82.7%	81.8%
Specialty Casualty	85.6%	95.8%		88.8%	96.1%
Specialty Financial	99.4%	109.0%		99.3%	106.6%
California Workers' Compensation	78.5%	75.1%		81.2%	80.1%

Aggregate Specialty Group	87.5%	89.4%		87.7%	90.8%

Supplemental Notes:

  Property & Transportation includes primarily physical damage and liability coverage for buses, trucks and recreational vehicles, inland and ocean marine, agricultural-related products and other property coverages.
  Specialty Casualty includes primarily excess and surplus, general liability, executive and professional liability and customized programs for small to mid-sized businesses.
  Specialty Financial includes risk management insurance programs for lending and leasing institutions, surety and fidelity products and trade credit insurance.
  California Workers' Compensation consists of a subsidiary that writes workers' compensation insurance primarily in the state of California.
  Other includes primarily an internal reinsurance facility.

AMERICAN FINANCIAL GROUP, INC.

Notes To Financial Schedules

    GAAP to Non GAAP Reconciliation:

  Includes an after-tax gain of $25.7 million ($.32 per share) from the sale of Chatham Bars Inn in Cape Cod that has been discontinued.

  Includes a $15.3 million ($.19 per share) after-tax gain on the sale of the company's investment in the Cincinnati Reds.

  Primarily includes losses from non-insurance investees and retirement of debt.

  Summary Of Earnings:

  Includes a $23.6 million pre-tax gain on the sale of the company's investment in the Cincinnati Reds.

  For the 2006 three and six month periods, includes $2.6 million and $4.8 million, respectively, for the expensing of employee stock options which began in 2006.

  Includes an after-tax gain of $25.7 million from the sale of Chatham Bars Inn in Cape Cod in the 2006 second quarter.